Exhibit 4.5

TELLURIAN INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

FOURTH SUPPLEMENTAL
INDENTURE

Dated as of June 29, 2023

6.00% Senior Secured Convertible Notes due 2025

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 29, 2023, is entered into by and among Tellurian Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into a Base Indenture, dated as of June 3, 2022 (the “Base Indenture” and the Base Indenture as supplemented by that First Supplemental Indenture, dated as of June 3, 2022 (the “First Supplemental Indenture”), among the Company, the Trustee and Tech Opportunities LLC, as the collateral agent, as further supplemented by that Second Supplemental Indenture, dated as of July 18, 2022, between the Company and the Trustee (the “Second Supplemental Indenture”), and additionally supplemented by that Third Supplemental Indenture, dated as of June 16, 2023, between the Company and the Trustee (the “Third Supplemental Indenture”), and as further amended or supplemented, the “Indenture”; capitalized terms used in this Supplemental Indenture without definition have the respective meanings ascribed to them in the Indenture), pursuant to which the Company has issued $500,000,000 in aggregate principal amount of 6.00% Senior Secured Convertible Notes due 2025 on the terms set forth in the First Supplemental Indenture, as amended by the Second Supplemental Indenture and the Third Supplemental Indenture;

WHEREAS, Section 8.02(A) of the First Supplemental Indenture provides, among other things, that with the consent of the Required Holders, the Company and the Trustee may amend the Indenture to amend the provisions of Section 3.14 of the First Supplemental Indenture; and

WHEREAS, the Required Holders have consented to the amendment set forth in this Supplemental Indenture;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee agree:

Article 1

Amendments to ARTICLE 1—Definitions

Section 1.01. Section 3.14 of the First Supplemental Indenture is hereby amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing, the first sentence of this Section 3.14 shall not apply during the period from June 30, 2023 to July 17, 2023, and as long as the Company has liquidity calculated as unrestricted, unencumbered Cash or Cash Equivalents of the Company and its Subsidiaries, excluding the Driftwood Companies, taken as a whole, in one or more deposit, securities or money market or similar accounts located in the United States, during such period, in an aggregate minimum amount equal to sixty million dollars ($60,000,000), the Company shall be in compliance with this Section 3.14.”

Article 2

EFFECTIVENESS

Section 2.01. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture and every Holder shall be bound hereby.

Section 2.02. This Supplemental Indenture shall become effective as a binding agreement immediately upon its execution and delivery by each of the Company and the Trustee.

Article 3

MISCELLANEOUS

Section 3.01. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

Section 3.02. All agreements in this Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.03. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04. This Supplemental Indenture may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto accepts the foregoing and any document received in accordance with this Section 3.04 shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

TELLURIAN INC.

By:	/s/ Simon Oxley
	Name:	Simon Oxley
	Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Vice President

[Signature Page to First Supplemental Indenture]